Exhibit 99.1

Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Megan McDonnell

NEW YORK & COMPANY, INC. REPORTS FEBRUARY SALES RESULTS

- Comparable Store Sales Increase 9.8% in February

- Company Confirms High End of 2004 Guidance

- Company Initiates First and Second Quarter 2005 Guidance

New York, New York — March 3, 2005 - New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 477 stores, announced that total net sales for the four-week period ended February 26, 2005 increased 13.3% to $85.8 million, compared to $75.7 million in the prior year period.  Comparable store sales increased 9.8% for the four-week period, compared to a comparable store sales increase of 25.0% in the prior year period.

Richard P. Crystal, Chairman and CEO stated: “We were pleased with our February sales results, which were driven by strong customer response to our spring merchandise assortment and our semi-annual pant event.  We continue to move forward with our growth strategies, expanding national magazine advertising to increase brand awareness and opening nine new stores in the first quarter.  This was an exciting start to the spring season.”

2004 Guidance

Based on a preliminary review of the fourth quarter and fiscal year 2004 results which will be formally released on March 23, 2005, the Company believes it will meet the high end of its previous fourth quarter guidance of $0.30 to $0.32 per diluted share and fiscal year 2004 guidance of $0.31 to $0.33.  These projections include certain charges, which the Company does not expect to incur in the future relating to its recent initial public offering, refinancing and terminated advisory services agreement.  After taking into account all the related charges previously mentioned, the adjusted diluted earnings per share for fiscal 2004 would meet the high end of the previously issued guidance range of $1.06 to $1.08.  This guidance excludes the impact of changes in lease related accounting as discussed subsequently in this release.

2005 Full Year Guidance

The Company reaffirms its full year fiscal 2005 guidance.  For the fiscal 2005 year, the Company continues to estimate net sales in the range of $1,115 million to $1,135 million.  Net income available to common stockholders is estimated at $67.5 million to $72.0 million, or $1.16 to $1.24 per diluted share.  The mid-point of the guidance range for fiscal 2005 represents an increase in net income available to common stockholders of 23.7% from the mid-point of the non-GAAP range for fiscal 2004, as disclosed in the

Company’s January 5, 2005 sales and guidance revision.  The Company expects diluted shares outstanding to increase to approximately 58.1 million at the close of fiscal 2005 as compared to 52.7 million at the close of fiscal 2004.

In the fiscal 2005 year, the Company expects to open 45 new stores and remodel between 40 and 50 stores during the year, ending the year operating approximately 515 stores.  The Company expects to operate 54 side by side apparel/accessory stores at the end of fiscal 2005 compared to 22 at the end of fiscal 2004.  Total selling square footage at fiscal year-end 2005 is estimated at 3.269 million, compared to 3.190 million selling square feet at fiscal year-end 2004.  The Company anticipates capital spending to be in the range of $72.0 million to $74.0 million in fiscal 2005, compared to $53.4 million in fiscal 2004.  Fiscal 2005 landlord construction allowances are estimated to be $14.0 million, compared to $7.9 million in fiscal 2004.

Inventory levels are planned to increase to support new store openings and comparable store sales growth, which is consistent with the Company’s disciplined inventory control process.  The Company expects inventory turns to range from 7.7 to 8.0 times, compared to 7.9 times in fiscal 2004.

2005 Guidance — First and Second Quarter 2005

The Company is introducing sales and earnings guidance for the first and second quarter of fiscal 2005.  The Company currently expects net sales for the first quarter of fiscal 2005 to be in the range of $268.0 million to $276.0 million, an increase of 6.3% to 9.5%, compared to actual first quarter of fiscal 2004 net sales of $252.1 million.  Included in this estimate is a comparable store sales increase in the range of 3.0% to 5.0%.  Net income available to common stockholders is estimated to be in the range of $20.0 million to $21.7 million, compared to $13.0 million in the first quarter of fiscal 2004.  First quarter fiscal 2005 diluted earnings per share are estimated to be in the range of $0.35 to $0.38, compared to first quarter fiscal 2004 diluted earnings per share of $0.25.  The Company expects diluted shares outstanding to be approximately 56.65 million shares at the end of the first quarter of fiscal 2005, compared to 52.91 million shares at the end of the first quarter of fiscal 2004.  The increase in share count is the result of the Company’s initial public offering and a common stock warrant repurchase in fiscal 2004.  The results for the first quarter of fiscal 2004 include certain charges, which the Company does not expect to incur in the future relating to its recent initial public offering, refinancing and terminated advisory services agreement.

After adding back these charges, which the Company does not expect to incur in the future, adjusted net income available to common stockholders is estimated to increase from $18.5 million in the first quarter of fiscal 2004 to a range of $20.0 million to $21.7 million in the first quarter of fiscal 2005.  Diluted earnings per share for the first quarter of fiscal 2005 is estimated to be in the range of $0.35 to $0.38, as compared to the adjusted diluted earnings per share of $0.35 in the first quarter of the prior year.  Exhibit (1) at the end of this release reconciles net income for the first quarter of fiscal 2004 to non-GAAP adjusted net income for first quarter fiscal 2004.

The Company currently expects net sales for the second quarter of fiscal 2005 to be in the range of $258.0 million to $263.0 million, an increase of 6.3% to 8.3%, compared to actual second quarter fiscal 2004 net sales of $242.8 million.  Included in this estimate is a comparable store sales increase in the range of 2.0% to 4.0%.  Net income available to common stockholders is estimated to be in the range of $11.3 million to $13.1 million, compared to a loss of $8.9 million in the second quarter of fiscal 2004.  Second quarter fiscal 2005 diluted earnings per share are estimated to be in the range of $0.19 to $0.23, compared to second quarter fiscal 2004 diluted loss per share of $0.20.  The Company expects diluted shares outstanding to be approximately 58.31 million shares at the end of the second quarter of fiscal 2005, compared to 45.27 million shares at the end of the second quarter of fiscal 2004.  The increase in share count is the result of the initial public offering, common stock warrant repurchase in fiscal 2004 and potential option vesting in 2005.  The results for the second quarter of fiscal 2004 include certain charges, which the Company does not expect to incur in the future relating to its recent initial public offering, refinancing and terminated advisory services agreement.

After adding back these charges, which the Company does not expect to incur in the future, adjusted net income available to common stockholders is estimated to increase from $8.7 million in the second quarter of fiscal 2004 to a range of $11.3 million to $13.1 million in the second quarter of fiscal 2005.  Diluted earnings per share for second quarter of fiscal 2005 are estimated to be in the range of $0.19 to $0.23, as compared to the adjusted diluted earnings per share of $0.17 in the second quarter of the prior year.   Exhibit (2) at the end of this release reconciles net income for the second quarter of fiscal 2004 to non-GAAP adjusted net income for second quarter fiscal 2004.

At the end of the second quarter of fiscal 2005 the Company expects to have approximately 501 stores in operation.  The Company expects to open approximately 25 new stores and remodel 33 to 35 stores during the first six months of the fiscal year, ending the second quarter of fiscal 2005 with 44 side by side apparel/accessory stores.   In the first half of fiscal 2004, the Company opened nine stores and remodeled 18.  Capital spending is estimated at $49.0 million for the first half of fiscal 2005, compared to $22.4 million in the first half of fiscal 2004.  Landlord allowances are estimated at $12.0 million for the first half of fiscal 2005, compared to $4.4 million in the first half of fiscal 2004.  Inventory cost per selling square foot is expected to increase approximately 10.0% to 12.0% during the first half of fiscal 2005 to support an estimated 10.0% to 12.0% growth in sales per selling square foot.

Changes in Lease Related Accounting

The Company is in the process of evaluating its lease related accounting after considering the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission on February 7, 2005 regarding certain operating lease and leasehold improvement accounting issues.  Based on the results of the Company’s review and based upon discussions with the audit committee of the Company’s board of directors and the Company’s independent auditors, the Company has determined that it will change its accounting practices associated with the recognition of straight line rent expense, the depreciation lives of certain leasehold improvements, and the classification of landlord allowances.  All results presented in this press release are preliminary and unaudited and exclude the impact of these non-cash related changes in accounting practices.  These changes, which are subject to a final review and audit, are currently anticipated to result in a one-time non-cash charge in fiscal 2004, and the Company believes will not be material to the results of operations and cash flows for any individual, prior or future year.  There is no effect on fiscal 2005 guidance currently expected.

Historically, the Company had recognized the straight line rent expense for leases beginning on the earlier of the store opening date or lease commencement date, which had the effect of excluding the build-out period (or rent holiday) of its stores from the calculation of the period over which it expenses rent.  The Company determined that it will include the build-out period in its calculation of straight line rent expense in accordance with Financial Accounting Standards Board Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases” and will change its straight line rent accrual and deferred lease credits accordingly.  This will impact the buying and occupancy expense in gross margin on the operating statements.

In addition to the above, the Company has historically depreciated leasehold improvements over a period of up to 10 years, which in a limited number of cases, largely due to remodeling activity, extended beyond the contractual lease term.  The Company will change the estimated useful lives of leasehold improvements to conform to the lesser of the useful life or the contractual term of the lease, which will result in additional depreciation expense for leasehold improvements whose useful life extends beyond their lease term.  The change will also impact buying and occupancy expense in gross margin.

The Company has historically classified landlord allowances as a reduction of property and equipment on the Company’s balance sheet and as a reduction of capital expenditures on the Company’s statement of cash flows.  The Company will adjust its accounting for landlord allowances, reclassifying them as a deferred rent liability on the balance sheet and as an operating activity on the Company’s statement of cash flows.  In addition, landlord allowances will be amortized over the related lease term as a reduction of rent expense, rather than as a reduction of depreciation expense.  This will have no impact on the Company’s statement of operations as both depreciation and rent expense are recorded in cost of goods sold, buying and occupancy and are amortized over an identical period.

Conference Call Information

To listen to New York & Company’s prerecorded February sales message beginning today, Thursday, March 3, 2005 at 8:30am ET, please dial (877) 519-4471 followed by the conference identification number #5764890.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate new stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials and labor; (x) our reliance on foreign sources of production; (xi) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xii) our reliance on manufacturers to maintain ethical business practices; (xiii) our ability to protect our trademarks and other intellectual property rights; (xiv) our dependence on the success of our brand; (xv) competition in our market, including promotional and pricing competition; (xvi) the effects of government regulation; (xvii) the control of our company by our sponsors and (xviii) other risks and uncertainties as described in our documents filed with the SEC, including our Registration Statement on Form S-1.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel.  The Company’s proprietary branded New York & Company merchandise is sold exclusively through its national network of 477 retail stores in 44 states.  Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc. and Subsidiaries

Unaudited Non-GAAP Condensed Consolidated Statement of Operations

(A Non-GAAP Financial Measure)

Use of Non-GAAP Financial Measures

The Company has provided non-GAAP adjusted earnings per share in this release for the three months ended May 1, 2004 and for the three months ended July 31, 2004, in addition to providing financial results in accordance with GAAP.  This information reflects, on a non-GAAP adjusted basis, the Company’s operating income, net earnings and earnings per diluted share after excluding the effects of transactions which resulted from the Company’s recent initial public offering, refinancings and terminated advisory services agreement.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance.  Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s core operating results.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to the Company’s actual results for the three months ended May 1, 2004 and for the three months ended July 31, 2004 is as follows:

Exhibit (1)

New York & Company, Inc. and Subsidiaries
A Non-GAAP Financial Measure

	Three months ended
	April 30, 2005 Guidance Range		May 1, 2004
(Amounts in thousands, except per share amounts)	Low	High	Actual
GAAP net income available to common stockholders	$20,000	$21,682	$12,994

Non recurring charges:

Advisory services fees (a)	—	—	956

Loss on modification and extinguishment of debt	—	—	352

Accrued dividends-redeemable preferred stock	—	—	2,230

Loss on derivative instrument (LFAS, Inc. warrant) (b)	—	—	2,466

Sub total	—	—	6,004

Provision for income taxes (c)	—	—	534

Net earnings effect	—	—	5,470

Adjusted net income available to common stockholders	$20,000	$21,682	$18,464

Diluted earnings per share:	$0.35	$0.38	$0.35

Weighted average shares outstanding:
Diluted	56,649	56,649	52,909

(a)          Represents advisory services fees paid to Bear Stearns Merchant Banking.  The advisory services agreement ended upon completion of the initial public offering.

(b)         Represents the mark-to-market on a one-time obligation to Limited Brands, Inc for the repurchase of the warrant.  The final cost was established at the completion of the initial public offering and when the Company paid Limited Brands, Inc. $45.7 million to settle the obligation.

(c)          Represents the tax effect of certain charges the Company does not expect to incur in the future. The loss on derivative instrument and accrued dividends-redeemable preferred stock are permanent differences for income tax purposes.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
A Non-GAAP Financial Measure

	Three months ended
	July 30, 2005 Guidance Range		July 31, 2004
(Amounts in thousands, except per share amounts)	Low	High	Actual
GAAP net income available to common stockholders	$11,301	$13,131	$(8,937)

Non recurring charges:

Advisory services fees (a)	—	—	441

Accrued dividends-redeemable preferred stock	—	—	473

Share-based non-cash compensation relating to options
granted to executives in May 2004	—	—	4,340

Loss on derivative instrument (LFAS, Inc. warrant) (b)	—	—	14,302

Sub total	—	—	19,556

Provision for income taxes (c)	—	—	1,951

Net earnings effect	—	—	17,605

Adjusted net income available to common stockholders	$11,301	$13,131	$8,668

Diluted earnings per share:	$0.19	$0.23	$0.17

Weighted average shares outstanding:
Diluted (d)	58,307	58,307	49,641

(a)          Represents advisory services fees paid to Bear Stearns Merchant Banking.  The advisory services agreement ended upon completion of the initial public offering.

(b)         Represents the mark-to-market on a one-time obligation to Limited Brands, Inc for the repurchase of the warrant.  The final cost was established at the completion of the initial public offering and when the Company paid Limited Brands, Inc. $45.7 million to settle the obligation.

(c)          Represents the tax effect of certain charges the Company does not expect to incur in the future. The loss on derivative instrument and accrued dividends-redeemable preferred stock are permanent differences for income tax purposes.

(d)         The three months ended July 31, 2004 includes the impact of 4,375 incremental shares, which were excluded from the weighted average diluted shares reported in accordance with GAAP due to their antidilutive effect.